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                                                                   EXHIBIT 4.116

Prepared by and mail to:

Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
Attn: Dawn E. Goldberg, Esq.

                                                 DAVIDSON COUNTY, NORTH CAROLINA

                 DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,
           SECURITY AGREEMENT, FINANCING STATEMENT AND FIXTURE FILING

                  THIS DEED OF TRUST (this "Instrument") entered into as of the 15th day of May, 2003 but effective as of the 19th day of May, 2003 by MARCONI COMMUNICATIONS, INC. (formerly known as Reltec Communications, Inc.), a Delaware corporation ("Trustor"), having an address at c/o Marconi Corporation plc, One Bruton Street, London W1J 6AQ United Kingdom, to FIRST AMERICAN TITLE INSURANCE COMPANY ("Trustee"), having an address at 629 Green Valley Road, Suite 212, Greensboro, North Carolina 27408, for the use and benefit of THE LAW DEBENTURE TRUST CORPORATION p.l.c., a public limited company organized under the laws of England and Wales, as Security Trustee for the Secured Creditors (as defined in the Intercreditor Agreement) (together with any co-trustee, co-agent or other entity appointed pursuant to clause 16 of the Intercreditor Agreement (as defined below)) ("Beneficiary") under the Security Trust and Intercreditor Deed dated the date hereof and made among Marconi Corporation plc as Issuer; Beneficiary; the persons listed in Schedule 1 thereto as Guarantors; Law Debenture Trust Company of New York as Senior Note Trustee; JPMorgan Chase Bank as Junior Note Trustee; HSBC Bank plc as New Bonding Facility Agent; The Bank of New York as Depositary, Paying Agent and Registrar; the persons listed in Part A
Schedule 2 thereto as Intra-Group Creditors; the persons listed in Part B
Schedule 2 thereto as Intra-Group Borrowers and the persons listed in Schedule 3 thereto as New Bonding Facility Banks (as amended, modified or supplemented from time to time, the "Intercreditor Agreement"), having an address at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Intercreditor Agreement.

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                              W I T N E S S E T H:

                  WHEREAS, Trustor is a United States wholly-owned subsidiary of Marconi Corporation, plc (the "Issuer"), which is the Issuer under the Indentures, the Notes and the New Bonding Facility Agreement;

                  WHEREAS, as of the date hereof and in favor of Beneficiary, Trustor has entered into a Guarantee of the Senior Notes and Senior Note Indenture, a Guarantee of the Junior Notes and the Junior Note Indenture and a Composite Guarantee of certain other obligations under the Relevant Documents, including the New Bonding Facility Agreement (collectively, the "Guarantees"), pursuant to which Trustor has agreed to guarantee the "Guaranteed Obligations" (as such term is defined in each of the Guarantees) and has agreed to secure the Guaranteed Obligations and other obligations;

                  WHEREAS, Trustor has received substantial benefit from the loans made under the Indentures, the New Bonding Facility Agreement and the other Relevant Documents; and

                  WHEREAS, Beneficiary and the Secured Creditors have required that Trustor execute and deliver this Instrument (i) in order to secure the prompt and complete payment, observance and performance of all of the Secured Obligations (as defined below) and (ii) as a condition precedent to Beneficiary and the Secured Creditors entering into the Relevant Documents.

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                GRANTING CLAUSE

                  To secure the payment in full of the Secured Obligations (as hereinafter defined), Trustor has bargained, sold, given, granted and conveyed and does hereby bargain, sell, grant, remise, release, and convey, mortgage and warrant to Trustee, its successors and assigns, in trust with power of sale for the benefit of Beneficiary, its successors and assigns, and grant a security interest to Beneficiary, its successors and assigns, in and to the following described real estate in Davidson County, North Carolina (the "State"):

                  See Exhibit A attached hereto and by this reference made a part hereof which real estate (the "Land"), together with all right, title and interest, if any, which Trustor may now have or hereafter acquire in and to all improvements, buildings and structures thereon of every nature whatsoever, is herein called the "Premises."

                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Trustor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, air rights, development rights, water courses, water rights and powers, and public places adjoining said Land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto and (b) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments,

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renewals, substitutions and replacements to, or of any rights and interests described in subparagraph (a) above and this subparagraph (b) (hereinafter collectively called the "Property Rights").

                  TOGETHER WITH all additional lands, estates and development rights hereafter acquired by Trustor for use in connection with and the development of the Land, the Premises or the Property Rights and all additional lands and estates therein which may, from time to time, by supplemental deed of trust or otherwise, be expressly made subject to the lien of this Instrument.

                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest which Trustor may now or hereafter acquire in and to fixtures and appurtenances of every nature whatsoever now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including, but not limited to, (a) all apparatus, machinery, and equipment of Trustor; (b) all extensions, additions, improvements, betterments, renewals, substitutions, and replacements to or of any of the foregoing (the items described in the foregoing
(a) and (b) being the "Fixtures"); and (c) all personal property and equipment of every nature whatsoever now or hereafter located in or on the Premises, including, but not limited to, (i) all screens, window shades, blinds, wainscoting, storm doors and windows, floor coverings, and awnings of Trustor;
(ii) all apparatus, machinery, equipment and appliances of Trustor not included as Fixtures; (iii) all items of furniture, furnishings, and personal property of Trustor; and (iv) all extensions, additions, improvements, betterments, renewals, substitutions, and replacements to or of any of the foregoing
(i)-(iii) (the items described in the foregoing (i)-(iv) and any other personal property referred to in this paragraph being the "Personal Property") and in and to the proceeds of the Personal Property. It is mutually agreed, intended and declared that the Premises and all of the Property Rights and Fixtures owned by Trustor (referred to collectively herein as the "Real Property") shall, so far as permitted by law, be deemed to form a part and parcel of the Land and for the purpose of this Instrument to be real estate and covered by this Instrument. It is also agreed that if any of the property herein conveyed is of a nature so that a security interest therein can be perfected under the Uniform Commercial Code as enacted by the State ("UCC"), this Instrument shall constitute a security agreement, fixture filing and financing statement, and Trustor agrees to execute, deliver and file or refile any financing statement, continuation statement, or other instruments Beneficiary may require from time to time to perfect or renew such security interest under the UCC. To the extent permitted by law, (x) all of the Fixtures are or are to become fixtures on the Land; and
(y) this Instrument, upon recording or registration in the real estate records of the proper office, shall constitute a "fixture-filing" within the meaning of Sections 25-9-334 and 25-9-502 of the UCC. Subject to the terms and conditions of the Intercreditor Agreement, the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the UCC, by the specific statutory consequences now or hereafter enacted and specified in the UCC, all at the Beneficiary's sole election.

                  TOGETHER WITH all the estate, right, title and interest of the Trustor, in and to all (i) judgments, insurance proceeds, unearned premiums, awards of damages and settlements, and any interest thereon, resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, the Personal Property or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property, the Personal Property or any part thereof; and (subject to the terms of the Intercreditor Agreement) the Beneficiary is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Intercreditor Agreement; (ii) contract rights, general intangibles, actions and rights in action, relating to the Real Property or the Personal Property, including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property or the Personal Property; and (iii) proceeds, products, replacements, additions, substitutions,

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renewals and accessions of and to the Real Property or the Personal Property.
(The rights and interests described in this paragraph shall hereinafter be collectively called the "Intangibles.")

                  As additional security for the Secured Obligations, Trustor does (i) hereby pledge and assign to Beneficiary from and after the date hereof (including any period of redemption), primarily and on a parity with said real estate, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing (including all deposits of money as advance rent, for security or as earnest money or as downpayment for the purchase of all or any part of the Real Property or the Personal Property) (the "Rents") under any and all present and future leases, contracts or other agreements relating to the ownership of the Real Property or the Personal Property or to the occupancy of all or any portion of the Real Property and,
(ii) except to the extent such a transfer or assignment is not permitted by the terms thereof (and a consent to the transfer or assignment has not been obtained), does hereby transfer and assign to Beneficiary all such leases, contracts and agreements (including all Trustor's rights (x) under any contracts for the sale of any portion of the Mortgaged Property (as hereinafter defined) and (y) to all revenues and royalties under any oil, gas and mineral leases relating to the Real Property) (the "Leases"). Beneficiary hereby grants to Trustor the right to collect and use the Rents as they become due and payable under the Leases, but not more than one (1) month in advance thereof, so long as no Trigger Event shall have occurred, provided that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Trustor, and any such subsequent assignment shall be subject to the rights of the Trustee and Beneficiary under this Instrument. Trustor further agrees to execute and deliver such assignments of leases or assignments of land sale contracts as Beneficiary may from time to time request solely for the purpose of creating, protecting, perfecting or maintaining an enforceable lien thereon and an enforceable and valid assignment of Leases and Rents. Upon the occurrence of a Trigger Event, (i) the Trustor agrees, upon demand, to deliver to the Beneficiary all of the Leases with such additional assignments thereof as the Beneficiary may request and agrees that the Beneficiary may assume the management of the Real Property and collect the Rents (provided that such assumption of management shall be done solely to the extent necessary to collect the Rents in the event of a Material Default), applying the Rents upon the Secured Obligations (as defined below) in the manner provided in the Intercreditor Agreement, and (ii) the Trustor hereby authorizes and directs all tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Real Property to pay the Rents due under the Leases to the Beneficiary upon request of the Beneficiary. Trustor hereby appoints Beneficiary as its true and lawful attorney-in-fact to manage said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property (provided that such possession shall be taken solely to the extent necessary to collect such Rents in the event of a Material Default), giving and granting unto said Beneficiary and unto its agent or attorney full power coupled with an interest and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in the protection of the security hereby conveyed (provided that such acts shall be limited to those necessary to collect the Rents in the event of a Material Default); provided, however, that (i) this power of attorney and assignment of Rents shall not be construed as an obligation upon said Beneficiary to make or cause to be made any repairs that may be needful or necessary, and (ii) Beneficiary agrees that so long as no Trigger Event shall have occurred, Beneficiary shall permit Trustor to perform the aforementioned management responsibilities. Upon Beneficiary's receipt of the Rents, at Beneficiary's option, it may: (i) pay charges for collection hereunder, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of Rents, (ii) pay general and special taxes, insurance premiums, and, thereafter, (iii) distribute the balance of the Rents pursuant to the provisions of the Intercreditor Agreement. This power of attorney and assignment of rents shall be irrevocable until this Instrument shall have been satisfied and released of record and the releasing or reconveyance of this Instrument shall act as a revocation of this power of attorney and assignment of rents. Subject to Beneficiary's grant to Trustor of the collection and use of the Rents set forth above, Beneficiary shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect,

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sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with the provisions of the Intercreditor Agreement. For purposes of this Instrument, a "Trigger Event" shall mean (i) an Enforcement Event or (ii) a "Material Default" which for purposes of this Instrument shall mean any event that is (A) an Insolvency Event which is also an Event of Default or (B) any Event of Default that the Instructing Trustee notifies and instructs the Beneficiary to act in response to pursuant to the Intercreditor Agreement. Notwithstanding anything herein, upon an Enforcement Event, Beneficiary shall have the absolute right and option to exercise any and all rights and remedies provided for in this Instrument and available at law or in equity.

                  All of the property described above, and each item of property herein described, and all other rights of Trustor in and to such items of property, not limited to, but including, the Land, the Premises, the Property Rights, the Fixtures, the Real Property, the Personal Property, the Intangibles, the Rents and the Leases, is herein collectively referred to as the "Mortgaged Property". As used herein, "Secured Obligations" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations that have been cash-collateralized by the Trustor), at any time of Trustor under the Relevant Documents (including this Instrument), including any liability in respect of any further advances, if any, made under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations: (1) any refinancing, novation, deferral or extension; (2) any obligation relating to any increase in the amount of such obligations; (3) any claim for damages or restitution; and (4) any claim as a result of any recovery by Trustor of a payment or discharge, or non-allowability, on the grounds of preference; and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

                  Nothing herein contained shall be construed as constituting the Beneficiary or any of its Delegates or any of the other Secured Creditors a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Beneficiary or any of its Delegates or any of the Secured Creditors. Nothing contained in this Instrument shall be construed as imposing on Beneficiary any of the obligations of the lessor under any lease of the Mortgaged Property in the absence of an explicit assumption thereof by Beneficiary. In the exercise of the powers herein granted to the Beneficiary, no liability shall be asserted or enforced against the Beneficiary, all such liability being expressly waived and released by Trustor.

                  TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed or assigned, or intended so to be, unto Trustee, its successors and assigns, for the benefit of Beneficiary, its successors and assigns, forever upon the trusts, terms and conditions and for the uses and purposes herein set forth. The conveyance of the Mortgaged Property provided for herein is made upon this special trust. If the Secured Obligations are paid and performed in full and completely as and when due in accordance with their respective terms, the conveyance provided for herein shall be released upon satisfaction of the conditions set forth in Section 5.3 of the Intercreditor Agreement and shall thereafter be null and void and may be canceled of record at the request and cost of the Trustor and title shall revest as provided by law. If, however, a Trigger Event shall have occurred, then Beneficiary shall be entitled to invoke the remedies provided for in the granting clause above in connection with the assignment of Leases and Rents and if an Enforcement Event shall have occurred, then Beneficiary shall, in addition to all other rights and remedies at law or equity provided, be entitled to invoke the remedies provided for in Section 4.02 below including without limitation the right to foreclose this Instrument by judicial proceedings or, at Beneficiary's election, the right to demand that the Trustee foreclose this Instrument through exercise of the power of sale herein granted to Trustee, and upon such demand by Beneficiary, the Trustee shall have the right and the duty to foreclose this Instrument as herein provided.

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Trustor hereby releases and waives all rights under and by virtue of the homestead exemption laws of the State, if any.

                  The following provisions shall also constitute an integral part of this Instrument:

                                    ARTICLE I

                                   [Reserved]

                                   ARTICLE II

                              COVENANTS OF TRUSTOR

         Section 2.01.     Reserved.

         Section 2.02. Leases Affecting the Real Property. All future lessees under any Lease of the Real Property, or any part thereof, made after the date of recording of this Instrument shall, at Beneficiary's option and without any further documentation, attorn to Beneficiary as lessor if for any reason Beneficiary becomes lessor thereunder, and, thereafter, upon demand, to pay Rent to Beneficiary, and Beneficiary shall not be responsible under such Lease for matters arising prior to Beneficiary becoming lessor thereunder. In respect of each Lease which may be entered into on or after the date hereof, the lien and estate, as well as the provisions, terms and conditions of each Lease shall in all respects be subordinate and junior to the lien of this Instrument.

         Section 2.03. Further Assurances. Trustor, at its sole cost and expense, shall (i) upon request of Beneficiary promptly correct any defect or error which may be discovered in this Instrument or any financing statement or other document relating hereto solely to the extent necessary to create, effectuate, complete, perfect, continue or preserve the lien of this Instrument on the Mortgaged Property, and (ii) promptly execute, acknowledge, deliver, record and re-record, register and re-register, and file and re-file this Instrument, any amendment to this Instrument and any financing statements or other documents which Beneficiary may request in writing from time to time (all in form and substance reasonably satisfactory to Beneficiary) in order (A) to create, effectuate, complete, perfect, continue or preserve the lien of this Instrument as a first priority lien on the Mortgaged Property, whether now owned or hereafter acquired, subject only to the matters set forth on Exhibit B attached hereto and made a part hereof and except for the Permitted Liens (as defined in the Indentures), or (B) to create, effectuate, complete, perfect, continue, preserve or validate any right, power or privilege granted or intended to be granted to the Beneficiary hereunder or otherwise accomplish the purposes of this Instrument. To the extent permitted by law and to the extent that Trustor fails to do so as required hereunder, the Trustor hereby authorizes Beneficiary to file financing statements or continuation statements covering the Mortgaged Property.

         Section 2.04. Casualty Proceeds. Trustor hereby assigns to Beneficiary, as additional security, all proceeds or awards of damage resulting from a casualty event or condemnation proceedings or the taking of or injury to the Real Property for public use. All such proceeds or awards paid to Beneficiary hereunder shall be applied in accordance with the Indentures.

         Section 2.05. Inspections. Trustor hereby authorizes Beneficiary, its agents, employees and representatives, upon reasonable prior written notice to Trustor (except in an emergency or following the occurrence of any Trigger Event, in which case notice shall not be required) to visit and inspect the

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Mortgaged Property or any portion(s) thereof, all at such reasonable times and as often as Beneficiary may reasonably request.

         Section 2.06. Indemnity. Trustor hereby indemnifies Beneficiary or any person designated by it and keep Beneficiary or such person designated by it indemnified against any and all costs, claims and liabilities which it may incur as a result of anything done by it as an attorney-in-fact for Trustor in the proper exercise of any of the powers conferred, or purported to be conferred, thereon by this Instrument unless such cost, claim or liability arises as a result of the negligence or wilful misconduct of Beneficiary or such person designated by it. For clarification purposes, the indemnity set forth in this
Section 2.06 shall apply solely in those instances where Beneficiary or a Delegate acts as an attorney-in-fact for Trustor for purposes of this Instrument.

         Section 2.07. After Acquired Property Interests. All right, title and interest of Trustor in and to all of the Mortgaged Property, hereafter acquired by Trustor ("After Acquired Property Interests"), immediately upon such acquisition, without any further mortgage, conveyance, assignment or other act by Trustor, shall become subject to the lien of this Instrument as fully and completely, and with the same effect, as though owned by Trustor on the date hereof and specifically described in the granting clauses hereof. Trustor shall execute and deliver to Beneficiary all such other deeds of trust or mortgages and other agreements as Beneficiary may require for the purpose of expressly and specifically subjecting such After Acquired Property Interests to the lien of this Instrument. Trustor hereby irrevocably authorizes and appoints Beneficiary as the agent and attorney-in-fact of Trustor to execute all such documents and instruments on behalf of Trustor, which appointment shall be irrevocable and coupled with an interest, if the Trustor fails or refuses to do so within ten
(10) days after written request therefor by Beneficiary.

         Section 2.08. Expenses and Costs. Trustor shall, from time to time and promptly on demand by the Beneficiary reimburse to the Beneficiary all costs and expenses (including legal fees) on a full indemnity basis incurred by Beneficiary and any Delegate in connection with:

         1. the execution, release and discharge of this Instrument and the security created hereby or intended to be created hereby in respect of the Mortgaged Property and the completion of the transactions and perfection of the security contemplated in this Instrument or forming part of the security created hereby or intended to be created hereby in respect of the Mortgaged Property;

         2. the actual or contemplated exercise, preservation and/or enforcement of any of the rights, powers and remedies of, or the performance of the duties and obligations of, Beneficiary or any Delegate, or any amendment or waiver in respect of this Instrument;

         3. the foreclosure (whether judicial or by power of sale) of any Mortgaged Property; and

         4. the preservation and/or enforcement of the security created hereby or intended to be created hereby in respect of the Mortgaged Property,

which shall carry interest from the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 18.4 of the Intercreditor Agreement.

         Section 2.09. Taxes. Trustor shall pay, promptly on demand of Beneficiary all stamp, registration, notarial and other similar taxes or fees paid or payable by Beneficiary in connection with any action taken or contemplated by or on behalf of the Beneficiary for perfecting, maintaining, enforcing, releasing, cancelling, reassigning or resolving any doubt concerning, or for any other purpose in relation to this Instrument, any amendment thereto, any transfer and/or assignment of the rights and/or obligations

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under the same or the security created hereby or intended to be created hereby in respect of the Mortgaged Property and shall, from time to time, indemnify Beneficiary promptly on demand against any liabilities, costs, claims and expenses resulting from any failure to pay by Trustor or any delay by Trustor in paying any such taxes or fees.

                                   ARTICLE III

                              BENEFICIARY'S RIGHTS

         Section 3.01. Performance of Trustor's Obligations. Trustor agrees that, upon the occurrence of an Enforcement Event, Beneficiary may, but need not, make any payment or perform any act hereinbefore required of Trustor, in any form and manner deemed expedient. By way of illustration and not in limitation of the foregoing, Beneficiary may, but need not, (i) make full or partial payments of insurance premiums which are unpaid by Trustor, coordinate liens or encumbrances, if any, (ii) purchase, discharge, compromise or settle any tax lien or any other lien, encumbrance, suit, proceeding, title or claim thereof, or (iii) redeem all or any part of the Premises from any tax or assessment. All moneys paid for any of the purposes herein authorized and all other moneys advanced by Beneficiary to protect the Mortgaged Property and the lien hereof shall be additional Secured Obligations and shall become immediately due and payable without notice and shall bear interest thereon at the rate set forth in Clause 18.4 of the Intercreditor Agreement until paid to Beneficiary in full. In making any payment hereby authorized relating to taxes, assessments or prior or coordinate liens or encumbrances, Beneficiary shall be the sole judge of the legality, validity and priority thereof and of the amount necessary to be paid in satisfaction thereof.

                                   ARTICLE IV

                                REMEDIES & RIGHTS

         Section 4.01. Remedies of Beneficiary. Upon the occurrence of an Enforcement Event, Beneficiary may, without notice to or demand upon Trustor, declare this Instrument to be in default, and, in addition to all other rights and remedies at law or in equity available to Beneficiary or as otherwise provided for in the Intercreditor Agreement or the Indentures, to the extent permitted by applicable law, the following provisions shall apply:

                  (a) Beneficiary's Power of Enforcement. It shall be lawful for Beneficiary to (i) immediately direct the Trustee to sell the Mortgaged Property, either in whole or in separate parcels, as prescribed by the State law, under power of sale, which power is hereby granted to Trustee to the full extent permitted by the State law, or (ii) immediately foreclose this Instrument by judicial action. The court in which any proceeding is pending for the purpose of sale under or foreclosure of this Instrument if such remedy is taken or any court of competent jurisdiction may, at once or at any time thereafter, either before or after sale, without notice and without requiring bond, and without regard to the solvency or insolvency of any person liable for payment of the Secured Obligations, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, appoint a receiver (the provisions for the appointment of a receiver and assignment of rents being an express condition upon which the Secured Obligations hereby secured are made) for the benefit of Beneficiary, with power to collect the Rents, due and to become due, during such foreclosure suit or proceeding for such sale and the full statutory period of redemption, notwithstanding any redemption. The receiver, out of the Rents, when collected, may pay costs incurred in the management and operation of the Real Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any necessary repairs to the Real Property or the Personal Property, and may pay all or any part of the Secured Obligations or other sums secured hereby or any

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deficiency decree entered in such foreclosure proceedings. Upon or at any time after the filing of a suit to foreclose this Instrument, the court in which such suit is filed shall have full power to enter an order placing Beneficiary in possession of the Real Property with the same power granted to a receiver pursuant to this subparagraph and with all other rights and privileges of a mortgagee-in-possession under applicable law.

                  (b) Beneficiary's Right to Enter and Take Possession, Operate and Apply Income. Beneficiary shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, forcibly or otherwise, to enter upon and take possession of the Real Property, expel and remove any persons, goods, or chattels occupying or upon the same, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable attorneys' fees and expenses, and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Real Property, distribute and apply the remaining net income in accordance with the terms of the Intercreditor Agreement or upon any deficiency decree entered in any foreclosure proceedings.

                  (c) Sale of Mortgaged Property. Beneficiary shall, at its option, have the right to effect a trustee's sale of the Mortgaged Property in whole or in part in lieu of judicial foreclosure. Beneficiary may instruct the Trustee to sell such portion of the Mortgaged Property not theretofore released from the lien of this Instrument as one parcel in its entirety or in any part thereof, either in mass or in parcels, at public vendue, to the highest bidder for cash in the county in which the Mortgaged Property is situated, first giving notice of the time and place of sale, and a description of the property to be sold, by advertisement published as provided by the laws of the State. The Trustee shall deliver to the purchaser at any such trustee's sale its deed, without warranty, which shall convey to the purchaser the interest in the property which the Trustor has or has the power to convey at the time of the execution of this or hereafter. The Trustee's deed shall recite the facts showing that the sale was conducted in compliance with all the requirements of law and of this Instrument, which recital shall be prima facie evidence of such compliance and conclusive evidence thereof in favor of bona fide purchasers and encumbrances for value.

                  (d) Additional Provisions Regarding Power of Sale. (i) In exercising the power of sale herein conferred, after having been instructed by the Beneficiary to do so, the Trustee shall comply with all applicable laws in effect with respect to the exercise of powers of sale contained in deeds of trust as of the date of the commencement of the proceeding. The Trustor agrees that in the event of a sale under the power of sale hereunder, the Beneficiary shall have the right to bid thereat. The Trustee may require that the successful bidder at any sale deposit immediately with the Trustee cash or certified check in an amount not to exceed ten percent (10%) of the bid, provided notice of such requirement is contained in the advertisement of sale. The bid may be rejected if the deposit is not immediately made, and thereupon the next highest bidder may be declared to be the purchaser. Such deposit shall be refunded in case a resale is had; otherwise, it shall be applied to the purchase price. If personal property is sold hereunder, it need not be at the place of sale; the published notice, however, shall state the time and place where such personal property may be inspected prior to sale.

                           (ii)     Notwithstanding the provisions of Section
4.02 of this Instrument, the proceeds of any sale of the Mortgaged Property pursuant to the power of sale contained herein shall be applied first to the costs and expenses of foreclosure, including, but not limited to a Trustee's commission equal to five percent (5%) of the highest bid and to all costs, expenses and reasonable attorneys' fees incurred by the Trustee and by the Beneficiary in connection with such sale, with the remaining proceeds to be applied as provided in Section 4.02 of this Instrument. If a proceeding for sale pursuant to the power of sale contained herein is commenced by Trustee but terminated prior to its completion or is otherwise not completed, the Trustor shall pay all expenses incurred by Trustee, including reasonable attorneys' fees and a partial Trustee's commission equal to the greater of (A) the reasonable time and expense charges of such Trustee and (B) an amount computed on the basis of a percentage of the fair market value of the Mortgaged Property (as such fair market value shall be agreed upon by Trustor and Beneficiary, or if not agreed upon, then as determined by the Clerk of the Superior Court with jurisdiction over such matters, upon evidence submitted by the parties) in accordance with the following schedule, to wit: one tenth of one percent (.1%) of such fair market value before the Trustee issues a notice of hearing on the right to sell; eleven one hundredths of one percent (.11%) of such fair market value after issuance of said notice; twelve one hundredths of one percent (.12%) of such fair market value after such hearing; and thirteen one hundredths of one percent (.13%) of such fair market value after the initial sale.

         Section 4.02. Application of the Rents or Proceeds from Foreclosure or Sale. The Rents and the proceeds of any sale (whether through a foreclosure proceeding or Beneficiary's exercise of the power of sale) shall be distributed and applied in accordance with the terms of the Intercreditor Agreement. Subject to Section 4.01(d)(ii) of this Instrument in any foreclosure of this Instrument by judicial action, or any sale of the Mortgaged Property under the power of sale herein granted, and further subject to the terms and provisions of the Intercreditor Agreement, there shall be allowed (and included in the decree for sale in the event of a foreclosure by judicial action) to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

                  (a) Secured Obligations. All of the Secured Obligations and other sums secured hereby which then remain unpaid;

                  (b) Other Advances. All other items advanced or paid by Beneficiary pursuant to this Instrument, with interest thereon at the rate set forth in Clause 18.4 of the Intercreditor Agreement from the date of advancement; and

                  (c) Costs, Fees and Other Expenses. All court costs, reasonable in-house and outside attorneys' and paralegals' fees and expenses, costs of environmental surveys and guard or other security services, appraiser's fees, advertising costs, notice expenses, expenditures for documentary and expert evidence, stenographer's charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, surveys, and similar data with respect to title which Beneficiary may deem necessary. All such expenses shall become additional Secured Obligations and be immediately due and payable, with interest thereon at the rate set forth in Clause 18.4 of the Intercreditor Agreement, when paid or incurred by Beneficiary or Trustee in connection with any proceedings, including, but not limited to, probate and bankruptcy proceedings, to which Beneficiary or Trustee shall be a party, either as plaintiff, claimant or defendant, by reason of this Instrument or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale under the power of sale herein granted.

         Section 4.03. Cumulative Remedies; Delay or Omission Not a Waiver. Each remedy or right of Beneficiary shall not be exclusive of, but shall be in addition to, every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Material Default or Enforcement Event shall impair any such remedy or right or be construed to be a waiver of any such Material Default or Enforcement Event or acquiescence therein, nor shall it affect any subsequent Material Default or Enforcement Event of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by Beneficiary. The acceptance by Beneficiary, any successor administrative agent or any secured party of any payment less than the amount of the Secured Obligation in question shall be deemed to be an acceptance on account only and shall not be construed as a waiver of any Material Default or Enforcement Event with respect thereto, and the acceptance by Beneficiary, any successor administrative agent or any secured party of any payment of, or on account of, any Secured Obligation shall not be deemed to be a waiver of any Material Default or Enforcement Event other occurrence hereunder or under any Relevant Documents with respect to any other Secured Obligation. If Beneficiary has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to Trustor or any other party (except any other agent, the Secured Creditors or the other secured parties to the extent required by any Relevant Documents); and, if any such proceeding shall be discontinued, abandoned or determined adversely for any reason, Trustor and Beneficiary shall retain and be restored to their former positions and rights hereunder with respect to the Mortgaged Property, subject to the lien hereof except to the extent any such adverse determination specifically provides to the contrary.

         Section 4.04. Beneficiary's Remedies against Multiple Parcels. If more than one property, lot or parcel is covered by this Instrument, and if this Instrument is foreclosed upon, or judgment is entered upon any Secured Obligations, or if Trustee effects a trustee's sale under power of sale, execution may be made upon or Trustee may effect a trustee's sale against any one or more of the properties, lots or parcels and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or trustee's sale herein granted may likewise be conducted separately or concurrently, in each case at Beneficiary's election.

         Section 4.05. No Merger. In the event of a foreclosure of this Instrument or any other mortgage or deed of trust securing the Secured Obligations, the Secured Obligations then due to the Beneficiary shall not be merged into any decree of foreclosure entered by the court, and Beneficiary may concurrently or subsequently seek to foreclose one or more other deeds of trust which also secure said Secured Obligations.

         Section 4.06. Waivers by Trustor. To the fullest extent permitted under applicable law, Trustor shall not assert, and hereby irrevocably waives, any right or defense Trustor may have under any statute or rule of law or equity now or hereafter in effect relating to (a) homestead exemption, extension, moratorium, stay, redemption, marshaling of the Mortgaged Property or the other assets of Trustor, sale of the Mortgaged Property in any order or notice of deficiency or intention to accelerate any Secured Obligation, (b) impairment of any right of subrogation or reimbursement, (c) any requirement that at any time any action must be taken against any other party, any portion of the Mortgaged Property or any other asset of Trustor or any other party, (d) any provision barring or limiting the right of Beneficiary to sell any Mortgaged Property after any other sale of any other Mortgaged Property or any other action against Trustor or any other party, (e) any provision barring or limiting the recovery by Beneficiary of a deficiency after any sale of the Mortgaged Property, (f) any other provision of applicable law which shall defeat, limit or adversely affect any right or remedy of Beneficiary or any secured party under or with respect to this Instrument or any other Relevant Documents as it relates to any Mortgaged Property, (g) the right of Beneficiary to foreclose this Instrument in its own name on behalf of all of the secured parties by judicial action as the real party in interest without the necessity of joining any secured party or (h) the Guarantees, including, without limitation, notice of existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Trustor or the Issuer, Beneficiary or any Secured Creditor or on the part of any person whomsoever under the Intercreditor Agreement, this Instrument or any of the other Relevant Documents in connection with any obligation or evidence of indebtedness held by Beneficiary, as Security Trustee for the Secured Creditors, or held by any of the Secured Creditors. Appraisement of the Premises is hereby expressly waived, at the option of Beneficiary, which such option shall be executed prior to the time any judgment is tendered at foreclosure.

         Section 4.07. Jurisdiction and Process. (a) To the extent permitted under applicable law, in any suit, action or proceeding arising out of or relating to this Instrument or any other Relevant Documents insofar and only insofar as it relates to any Mortgaged Property, Trustor (i) irrevocably consents to the non-exclusive jurisdiction of any state or federal court sitting in which the Premises is located and irrevocably waives any defense or objection which it may now or hereafter have to the jurisdiction of such court or the venue of such court or the convenience of such court as the forum for any such suit, action or proceeding, and (ii) irrevocably consents to the service of (A) any process in accordance with applicable law in any such suit, action or proceeding, or (B) any notice relating to any sale, or the exercise of any other remedy by Beneficiary hereunder by mailing a copy of such process or notice by United States registered or certified mail, postage prepaid, return receipt requested to Trustor at its address specified in or pursuant to Section 5.01; such service to be effective in accordance with applicable law.

                  (b) Nothing in this Section shall affect the right of Beneficiary to bring any suit, action or proceeding arising out of or relating to this Instrument, or any other Relevant Documents in any court having jurisdiction under the provisions therein or applicable law or to serve any process, notice of sale or other notice in any manner permitted by this Instrument, the other Relevant Documents or applicable law.

         Section 4.08. Concerning Beneficiary. (a) Beneficiary is authorized to take all such action as is provided to be taken by it as Beneficiary hereunder and all such other action incidental thereto, subject to the terms and provisions of the Intercreditor Agreement. As to any matters not expressly provided for herein (including the timing and methods of realization upon the Mortgaged Property), Beneficiary shall, in addition, act or refrain from acting in accordance with the terms and provisions of the Intercreditor Agreement. Beneficiary shall not be responsible for the existence, genuineness or value of any of the Mortgaged Property or for the validity, perfection, priority or enforceability of the lien of this Instrument on any of the Mortgaged Property, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. Beneficiary shall have the right, but shall have no duty, to ascertain or inquire as to the performance or observance of any of the terms of this Instrument by Trustor.

                  (b) Beneficiary may, at any time, delegate by power of attorney or otherwise to any person(s) or entity(ies) the ability to exercise any or all of the rights, powers and discretions vested in it by this Instrument or appoint any person or entity to act as additional Beneficiary or as co-trustee for the purpose of this Instrument, in accordance with and subject to the terms of Clause 16 of the Intercreditor Agreement.

                  (c) In the event that Beneficiary acts as Trustor's attorney in fact or otherwise as its agent as provided for under this Instrument, Trustor shall ratify and confirm all things done and all documents executed by Beneficiary in the exercise or purported exercise of all or any of such powers or acts.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.01. Notices. Except as otherwise provided herein, all communication required or permitted to be given in connection with this Instrument shall be in writing, and shall be given or served in the manner and to the address, and deemed received, as provided in clause 20 of the Intercreditor Agreement. All communications to the Trustee shall be sent to the Trustee at:

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

                  if to Trustee:

                      First American Title Insurance Company
                      629 Green Valley Road
                      Suite 212
                      Greensboro, North Carolina 27408
                      Attn: Robert Bauchle
                      Telephone No.:  (336) 292-0429
                      Telecopier No.: (336) 292-2075

Trustee shall, from time to time, have the right to specify as the proper addressee and/or address for the purposes of this Instrument any other party or address in the United States upon giving five (5) days prior written notice in the manner herein prescribed.

         Section 5.02. Extension of Payments and Other Modifications. Trustor agrees that, without affecting the liability of any person for payment of the Secured Obligations or affecting the lien of this Instrument upon the Mortgaged Property or any part thereof (other than persons or property explicitly released as a result of the exercise by Beneficiary or Trustee of their rights and privileges hereunder), Beneficiary may (without obligation), at any time and from time to time, on request of the Trustor made in accordance with the terms and provisions of the Intercreditor Agreement, without notice to any person liable for payment of any Secured Obligations or to any other person or entity, extend the time, or agree to alter or amend the terms of payment of such Secured Obligations; provided, however, that such actions of Beneficiary are expressly limited by the terms and provisions of the Intercreditor Agreement. Trustor further agrees that any part of the security herein described may be released with or without consideration without affecting the remainder of the Secured Obligations, the remainder of the security or the lien of this Instrument.

         Section 5.03. Governing Law. Trustor agrees that this Instrument is to be construed, governed and enforced in accordance with the laws of the State. Wherever possible, each provision of this Instrument shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Instrument shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Instrument.

         Section 5.04. Satisfaction of Mortgage. Upon satisfaction of the conditions set forth in Section 5.3 of the Intercreditor Agreement, this conveyance or lien shall be null and void and, upon demand therefor following such satisfaction, a satisfaction of mortgage or reconveyance of the Mortgaged Property and any other documents required to release the lien of this Instrument shall promptly be provided by Beneficiary to Trustor, at Trustor's sole expense, without recourse to, or any representation or warranty by, the Beneficiary or any of its nominees.

         Section 5.05. Successors and Assigns Included in Parties. This Instrument shall be binding upon the Trustor and upon the successors, assigns and vendees of the Trustor and shall inure to the benefit of the Beneficiary's successors and assigns and any principals it represents as agent; all references herein to the Trustor and to the Beneficiary or Trustee shall be deemed to include their successors and assigns and, as to Beneficiary, any principals it represents as agent. Trustor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Trustor. Wherever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

         Section 5.06. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Trustor agrees, to the full extent permitted by law, that in case of an Enforcement Event, neither Trustor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Instrument or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat, and Trustor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Trustee, or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. Trustor represents that it has been authorized to, and Trustor does hereby waive to the full extent permitted by law any and all statutory or other rights of redemption from sale under power of sale or from sale under any order or decree of foreclosure of this Instrument, on its own behalf and on behalf of each and every person acquiring any interest in or title to the Mortgaged Property subsequent to the date hereof.

         Section 5.07. Interpretation with Other Documents. Notwithstanding anything in this Instrument to the contrary, (a) in the event of a conflict or inconsistency between this Instrument and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern, and (b) the exercise of any right or remedy by Beneficiary under this Instrument shall be done in accordance with and is subject to the terms and provisions of the Intercreditor Agreement.

         Section 5.08. Future Advances. The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Instrument shall secure unpaid balances of loan advances and other extensions of credit made after this Instrument is delivered to the appropriate recording offices of the State, whether such advances or extensions of credit made are obligatory or otherwise, and such future advances or extensions of credit shall be secured to the same extent as if such advances or extensions of credit were made on the date hereof, although there may be no advance or extensions of credit made at the time of the execution hereof and although there may be no indebtedness outstanding at the time any advance or extension of credit is made. Such unpaid balances of loan advances and other extensions of credit may or may not be evidenced by notes executed pursuant to the applicable Relevant Documents.

         Section 5.09. Additional Provisions Regarding Future Advances. It is intended that this Instrument comply with the provisions of Section 45-67 et seq. of the General Statutes of North Carolina. For purposes of complying with the provisions of Section 45-68 of said statutes, the Trustor hereby represents as follows:

                  (a) That this Instrument is given to secure future Secured Obligations which may be incurred from time to time under the applicable Relevant Documents;

                  (b) That the principal amount of present Secured Obligations secured by this Instrument is approximately US$1,284,925,000.00 (the amount funded at closing (not future advance amounts));

                  (c) That the maximum principal amount, including present and future Secured Obligations, which may be secured by this Instrument at any one time is US$1,284,925,000.00 (exclusive of interest and exclusive of advances as may be made under the terms of the Indenture, or any other Relevant Documents or any other instrument governing or securing the Secured Obligations for the protection of collateral, payment of taxes, impositions and assessments, attorneys' fees and costs and other sums which Trustor is required by the terms of said instrument to repay), subject to the limitation that at no time shall the total principal amount of Secured Obligations exceed said maximum principal sum of

US$1,284,925,000.00, plus interest, attorneys' fees and costs and other sums for the protection of collateral, payment of taxes, impositions and assessments and similar sums advanced by the Beneficiary or the Lenders which the Trustor is obligated to repay hereunder or under the Relevant Documents or otherwise; provided that the foregoing limitation shall apply only to the lien upon real property located in the State of North Carolina created by this Instrument and shall not in any manner limit, affect or impair any grant of a security interest in or lien on any other real property or any personal property in favor of the Secured Creditors, or in favor of the Beneficiary or any other agent for the benefit of the Secured Creditors, under the provisions of this Instrument, any other Relevant Documents or any other instruments governing or securing the Secured Obligations or any other security agreement at any time executed by Trustor;

                  (d) That the period within which such future Secured Obligations may be incurred shall expire on October 31, 2008 and any extension thereof shall be effective without the recordation of an amendment, modification or supplement to this Instrument identifying the extended expiration date of such period; and

                  (e) It shall not be a requirement for any such future Secured Obligations to be secured hereby that the Trustor sign an instrument or other notation stipulating that such Secured Obligations are secured by this Instrument, as no such future Secured Obligations are required, under any Relevant Documents or otherwise, to be evidenced by a written instrument or notation.

         Section 5.10. Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in this Instrument shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or in any other Relevant Documents shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Instrument is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

         Section 5.11. Changes. Neither this Instrument nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by Trustor and Trustee or Beneficiary relating to this Instrument shall be superior to the rights of the holder of any intervening lien or encumbrance.

         Section 5.12. Marshalling of Assets. Notice is hereby given that no holder of any mortgage, lien or other encumbrance affecting all or a part of the Mortgaged Property which is inferior to the lien of this Instrument shall have any right to require the Beneficiary to marshal assets.

         Section 5.13. Trustee's Rights Regarding the Mortgaged Property. At any time or from time to time, without liability therefor and without notice, upon written request of the Beneficiary, payment of its fees and presentation of this Instrument without affecting the liability of any person for the payment of the Secured Obligations, the Trustee may (a) consent to the making of any map or plot of the Land, (b) join in granting any easement or creating any restriction thereon, (c) join in any subordination or other agreement, affecting this Instrument or the lien or charge thereof, or (d) reconvey or release from the lien of this Instrument, without warranty, all or any part of the Mortgaged Property.

         Section 5.14. Time of Essence. Time is of the essence with respect to the provisions of this Instrument.

         Section 5.15. Appointment of Successor Trustee. At the option of the Beneficiary, with or without any reason, and from time to time, a successor or substitute trustee may be appointed by the Beneficiary or any successor in ownership of any indebtedness secured hereby, without any formality other than a designation in writing of a successor or substitute trustee, who shall, without conveyance from the Trustee predecessor, thereupon become vested with and succeed to all the title, estate, powers and duties given to the Trustee herein named, the same as if the successor or substitute trustee had been named original Trustee herein; and such right to appoint a successor or substitute trustee shall exist as often and whenever the Beneficiary desires. An instrument, executed by the Beneficiary and duly acknowledged and recorded in the office of the recorder of the county or counties where the Mortgaged Property is situated, shall be conclusive proof of proper substitution of such successor trustee or trustees. Said instrument should contain the name of the original Trustor, Trustee and Beneficiary hereunder, the recording information where this Instrument is recorded and the name and address of the new trustee.

         Section 5.16. Additional Provision. Gen. Stat. Section 45-45.1 and any similar statute enacted in replacement or substitution thereof shall be inapplicable to this Instrument.

         Section 5.17. Intent to Secure Obligations. Trustor intends by the granting of this Instrument to secure to the fullest extent permitted by law the payment and performance of all "Secured Obligations". The Intercreditor Agreement defines "Issuer" to mean Marconi Corporation p.l.c. and any successor thereto and defines "Guarantors" to include Trustor. The Indenture defines "Obligor" to include Issuer and Trustor. The Intercreditor Agreement defines "Secured Obligations" as follows:

                           "Secured Obligations" means all present and future
indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralized by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters related to or arising in respect of those liabilities and obligations: (1) any refinancing, novation, deferral or extension; (2) any obligation relating to any increase in the amount of such obligations; (3) any claim for damages or restitution; and (4) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference; and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         Section 5.18. Relevant Documents Revisions. In this Instrument, references to this Instrument or to easement agreements, Leases, the Intercreditor Agreement, and any other Relevant Documents include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications, to the extent applicable, and any refinancings and refundings thereof, in whole or in part.

         Section 5.19. WAIVER OF JURY TRIAL. TRUSTOR AND BENEFICIARY EXPRESSLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS, WHETHER ARISING UNDER THE UNITED STATES OR ANY STATE CONSTITUTION, ANY RULES OF CIVIL PROCEDURE, COMMON LAW OR OTHERWISE, TO DEMAND A TRIAL BY JURY IN ANY ACTION, LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS INSTRUMENT OR THE OTHER RELEVANT DOCUMENTS, ANY AGREEMENTS ARISING UNDER OR RELATING TO THIS INSTRUMENT, ANY MORTGAGED PROPERTY SECURING THE SECURED OBLIGATIONS, OR THE DEALINGS OR RELATIONSHIPS BETWEEN TRUSTOR AND BENEFICIARY. NEITHER TRUSTOR NOR BENEFICIARY, INCLUDING ANY ASSIGNEE OR SUCCESSOR OF TRUSTOR OR BENEFICIARY, SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION. NEITHER TRUSTOR

NOR BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION WHEN A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER TRUSTOR NOR BENEFICIARY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         Section 5.20. Reduction of Secured Amount. In the event that the maximum principal amount secured by this Instrument is less than the aggregate Secured Obligations then the amount secured hereby shall be reduced only by the last and final sums that the Trustor repays with respect to the Secured Obligations and shall not be reduced by any intervening repayments of the Secured Obligations. So long as the balance of the Secured Obligations exceeds the amount secured hereby, any payments of the Secured Obligations shall not be deemed to be applied against, or to reduce, the portion of the Secured Obligations secured by this Instrument. Such payments shall instead be deemed to reduce only such portions of the Secured Obligations as are secured by deeds of trust or mortgages encumbering real property located outside the State of North Carolina which secure the entire Secured Obligations (except to the extent, if any, that specific deeds of trust or mortgages in such states contain specific limitations on the amount secured).

         Section 5.21. Board Resolution of Trustor. Attached hereto as Exhibit C is a true and correct copy of the unanimous written consent of the board of directors of Trustor approving this Instrument and authorizing the person executing this Instrument to do so on behalf of Trustor.

                  IN WITNESS WHEREOF, this Instrument is executed as of the day and year first above written by the person or persons identified below on behalf of Trustor (and said person or persons hereby represent that they possess full power and authority to execute this Instrument).

                  THE TRUSTOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE TRUSTOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS INSTRUMENT.

                                            TRUSTOR:

                                            MARCONI COMMUNICATIONS, INC.
                                            a Delaware corporation

                                            By: ________________________________
                                                Name:  PATRICIA A. HOFFMAN
                                                Title: AUTHORIZED SIGNATORY

STATE OF ILLINOIS)
                    :
COUNTY OF DU PAGE )

                  I, TERESA M. DARZINS, certify that Patricia A. Hoffman personally came before me this day and acknowledged that she is an Authorized Signatory of MARCONI COMMUNICATIONS, INC., a Delaware corporation, and that, she, as a Authorized Signatory being duly authorized to do so, executed the foregoing on behalf of the corporation.

                  Witness my hand and official seal, this 15TH day of May, 2003.

                                       Notary Public TERESA M. DARZINS

My commission expires:  5/19/03
[Notarial Seal/Stamp]

(OFFICIAL SEAL TERESA M. DARZINS)

                                    EXHIBIT A

                                                 Davidson County, North Carolina
                                                 325 Welcome Center Boulevard
                                                 Welcome, NC 27374

                        Legal Description of the Premises

Lying and being in Davidson County, North Carolina, and being more particularly described as follows:

Being all of Tract 5 as shown on the Plat of Welcome Business Center (Phase
Two), recorded in Plat Book 26, at Page 56 in the Davidson County Registry.

TOGETHER WITH the easement and other rights set forth in that certain Declaration with Respect to Covenants and Restrictions Affecting the Welcome Business Center recorded in Book 901, at Page 1290 as amended by an instrument recorded in Book 982, at Page 1294 of the Davidson County Registry.

ALSO TOGETHER WITH the rights set forth in that certain Private Road Crossing Agreement recorded in Book 665, at Page 95, re-recorded in Book 672, at Page 155, as amended by an instrument recorded in Book 683, at Page 412, and assigned by instruments recorded Book 683, at Page 413 and in Book 901, at Page 1326, and re-recorded in Book 902, at Page 291, all in the Davidson Country Public Registry.

ALSO TOGETHER WITH, (i) all other rights and easements appurtenant to the foregoing tract or any part thereof, (ii) all right, title and interest of the record owner in, to and under the streets, rights-of-way and roads contiguous to the foregoing tract or any part thereof, and (iii) all improvements, fixtures and other property located on the foregoing tract.

                                    EXHIBIT B

                           Permitted Title Exceptions

1.       Taxes for the year 2003 and later years, not yet due and payable.

2. Covenants, Reservations, Easements and Restrictions appearing of record in Book 901, Page 1290 and Book 982, Page 1294.

3. The following matter(s) affecting the land as shown on the plat recorded in Plat Book 26, Page 56, Davidson County Registry:

                  a) 10 X 70 S.E. located at the south-western corner of the land;

                  b) 20' Access & Utility Easement crossing the northern portion of the land; and

                  c) 20' Permanent & 40' Temporary Sanitary Sewer Esm't along the eastern property line of the land.

4. Private Road Crossing Agreement recorded in Book 665, Page 95, with a Corrected Private Road Crossing Agreement recorded at Book 672, Page 155, amended by Amendment to Private Road Crossing Agreement recorded in Book 683, Page 412 and as affected by those certain Assignments of Interest recorded in Book 683, Page 413, Book 901, Page 1326 and re-recorded in Book 902, Page 291.

5. Statement of Dedication of Streets recorded in Book 901, Page 1273, Davidson County Registry.

6. Right-of-Way Easement recorded by Book 996, Page 1052, Davidson County Registry.

7. Electric Powerline Easement recorded in Book 984, Page 133, Davidson County Registry.

8. Deed of Trust in favor of NCNB National Bank recorded in Book 672, Page 157 in the Davidson County Registry.

9. Deed of Trust in favor of Ruth N. Yarbrough recorded in Book 672, Page 159 in the Davidson County Registry.

10. UCC Financing Statement from Marconi Communications, Inc., as debtor, to The Law Debenture Trust Corporation p.l.c., as security trustee, to be filed in Davidson County.

                                    EXHIBIT C

                           Board Resolution of Trustor

                                 (See Attached)

       ACTION BY THE BOARD OF DIRECTORS OF MARCONI COMMUNICATIONS, INC. BY
      UNANIMOUS WRITTEN CONSENT WITHOUT A MEETING UNDER SECTION 141 (f) OF
              THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned being all of the directors of Marconi Communications, Inc., a Delaware corporation (the CORPORATION), unanimously consent in writing to the adoption of the following resolutions. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Security Trust and Intercreditor Deed.

1.       US RESTRUCTURING

BACKGROUND:

(1) The Corporation, as an indirect, wholly-owned subsidiary of Marconi Corporation plc (CORP) and Marconi plc (PLC) (each organized under the laws of England and Wales), is involved in the restructuring of the existing financial obligations of Corp and Plc. The restructuring is designed to place Corp, Plc and their subsidiaries (together, the MARCONI GROUP) in a more stable financial situation and provide for their survival as going concerns.

(2) Corp is issuing guaranteed secured notes due 2008 (the NOTES) to its creditors as part of the financial restructuring. As an absolute precondition to the issuance of the Notes, the Corporation, as a subsidiary of Corp, is required by the bank and bondholder committees overseeing the reorganization to provide upstream guarantees of Corp's liabilities under the Notes (the GUARANTEES) and a new L50 million committed revolving bonding facility (the BONDING FACILITY). The Corporation is required to provide security for its obligations under the Guarantees and the Bonding Facility (the SECURITY).

(3) As a subsidiary of Corp and Plc, the Corporation will receive indirect financial benefit from the issuance of the Notes, the provision of the Guarantees and the Security and the successful completion of the restructuring and survival of the Marconi Group.

(4) The board of directors of the Corporation has determined that it is in the best interests of the Corporation to support the proposed restructuring of the Marconi Group by issuing the Guarantees and the Security and entering into the following agreements (the AGREEMENTS) as part of the financial restructuring. Capitalized terms used in this Section (4) shall have the meanings assigned to them in each respective agreement. All of the Agreements will be entered into on or about the date of the issuance of the Notes.

                  - Stock Pledge Agreement relating to shares in Marconi Communications Technology, Inc., Marconi Communications Federal, Inc., Marconi Acquisition, Corp, Marconi Communications C.A., Inc., Gnome Inc., Nemesys Holding Company, ALANTEC International Inc., Custom Telecom Contractors, Inc., Marconi Networks Worldwide, Inc., Gnome, Inc., Inviscid Networks, Inc., Sphere Communications Inc. and Marconi Intellectual Property (Ringfence) Inc., between the Corporation as pledgor and the Security Trustee, as pledgee;

                  - Memorandum of Deposit of Shares as Security to be executed by the Corporation in respect of its shareholding in Marconi Communications Optical Networks Limited;

                  - Notarial Deed of Pledge of shares among the Corporation, as pledgor, and Marconi Communications B.V., as the company, and the Security Trustee as pledgee;

                  - Memorandum of Deposit of Shares as Security to be executed by the Corporation in respect of its shareholding in RELTEC Mexico S.A. de C.V.;

                  - Indemnity Leasehold Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over Property located at 104 Wiley Road, LaGrange, Georgia 30240 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003, together with two UCC fixture filings relating thereto;

                  - Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over 4350 Weaver Parkway, Warrenville, Illinois 60555 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003, together with two UCC fixture filings relating thereto;

                  - Deed of Trust Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing over property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between the Corporation and the Security dated as of the 15th day of May and effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                  - Assignment of Rents related to the property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003;

                  - Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over property located at Evergood, 32 S Welcome Center Blvd, Welcome, North Carolina 27374 between the Corporation and the Security Trustee dated dated as of the 15th day of May and effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                  - Open-End Mortgage (Leasehold), Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filingover property located at Taylor Woods Industrial Park, Phase 3, North Ridgeville, Ohio 44039 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                  - Second Open-End Mortgage, Assignment of Leases and Rents and Security Agreement over property located at 1000 Marconi Drive, Warrendale, Pennsylvania 15086 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                  - Deed of Trust, Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing over property located at 8065 Freeport Parkway, Irving, Texas 75080 between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                  - Assignment of Rents related to the property located at 8065 Freeport Parkway, Irving, Texas between the Corporation and the Security Trustee dated as of the 15th day of May and effective as of the 19th of May, 2003;

                  - written resolution oL the Corporation in its role as the sole shareholder of Marconi Communications B.V., through which the Corporation approves the resolutions of the board of managing directors of Marconi Communications B.V. pursuant to the requirements of Dutch law;

                  - Deposit Account Control Agreement between the Corporation, as pledgor and the Security Trustee, as pledgee and JPMorgan Chase, as Depository, through which the Security Trustee's security interest in the Corporation's various bank accounts will be perfected;

                  - Deposit Account Control Agreement between the Corporation, as pledgor and the Security Trustee, as pledgee and JPMorgan Chase, as Depository, through which the Security Trustee's security interest in the Corporation's various bank accounts will be perfected;

                  - Deposit Account Control Agreement among the Corporation, as pledgor, and the Security Trustee, as pledgee, and Federated Shareholder Services Company, as Depository, through which the Security Trustee's security interest in the Corporation's various bank accounts will be perfected;

                  - Security agreement among the Corporation and other Guarantors, as Pledgors and the Security Trustee, as secured party, which will take a security interest in and mortgage on, whether now owned or hereafter acquired, and all proceeds and products thereof-all personal property and fixture, including without limitation all goods (including without limitation inventory, equipment and any accessions thereto), instruments (including without limitation promissory notes), documents, accounts (including without limitation health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), money, tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including without limitation all intellectual property, insurance policies and payment intangibles);

                  - Senior Note Guarantee among the Corporation, the parties listed therein as Guarantors, The Law Debenture Trust Corporation Plc as security trustee, the note trustee and each noteholder, pursuant to which the Corporation and the Guarantors agree to guarantee the punctual payment and performance when due of all principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable by the Obligors under the Senior Notes and the Senior
                           Note Indenture;

                  - Junior Note Guarantee among the Corporation, the parties listed therein as Guarantors, The Law Debenture Trust Corporation Plc as security trustee, the note trustee and each noteholder, pursuant to which the Corporation and the Guarantors agree to guarantee the punctual payment and performance when due of all principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable by the Obligors under the Junior Notes and the Junior Note Indenture;

                  - Composite Guarantee among the Corporation, the parties listed therein as Guarantors and The Law Debenture Trust Corporation Plc as security trustee; pursuant to which the Corporation and the Guarantors agree to guarantee the punctual payment and performance when due of all principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable by the Obligors under the Guaranteed Documents;

                  - Security Trust and Intercreditor Deed among, amongst others, the Corporation, Corp as issuer, the parties listed therein as Guarantors, The Law Debenture Trust Corporation p.l.c. as security trustee, Law Debenture Trust Company of New York as senior note trustee, JPMorgan Chase Bank as junior note trustee, HSBC Bank plc as new bonding facility agent, The Bank of New York as depository, principal paying agent and registrar and certain intra-group creditors and borrowers;

                  - Senior Note Indenture among the Corporation, the parties listed therein as Guarantors, Plc as issuer and The Law Debenture Trust Corporation Plc as trustee, pursuant to which Plc issues its Guaranteed Senior Secured Notes and the Guarantors agree to guarantee the punctual payment and performance when due of all principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable by the Obligors under the Senior Notes and the Senior Note Indenture;

                  - Junior Note Indenture among the Corporation, the parties listed therein as Guarantors, Plc as issuer and The Law Debenture Trust Corporation Plc as trustee, pursuant to which Plc issues its Guaranteed Junior Secured Notes and the Guarantors agree to guarantee the punctual payment and performance when due of all principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable by the Obligors under the Junior Notes and the Junior Note Indenture;

                  - Agency Agreement among The Bank of New York (the trustee for the Senior Notes and the Junior Notes), the Corporation, each of the other Guarantors and Corp, pursuant to which they appoint The Bank of New York as the Paying Agent and Registrar with respect to the Senior Notes and the Junior Notes, in connection with the execution and delivery of the Senior Note Indenture and the Junior Note Indenture;

                  - Patent Assignment Agreement among the Corporation, Marconi Intellectual Property (Ringfence) Inc. (the ASSIGNEE), ALANTEC International, Inc. (an ASSIGNOR), Marconi Communications Technology, Inc. (also an Assignor, and together with the Corporation and ALANTEC International, Inc., the Assignors), pursuant to which the Assignors will assign all of their rights, title and interest in certain intellectual property to the Assignee;

                  - Patent Assignment Agreement among the Corporation and Marconi Intellectual Property (US), Inc. (the ASSIGNEE), pursuant to which the Corporation will assign all of its rights, title and interest in certain intellectual property to the Assignee;

                  - Patent License Agreement among the Corporation, Corp (also a LICENSEE, and together with the Corporation, Licensees) and Marconi Intellectual Property (Ringfence) Inc. (the LICENSOR), pursuant to which the Licensor will license certain intellectual property and delegate day-to-day management of certain intellectual property to the Licensees;

                  - Group License Agreement among the Corporation and other members of the Marconi Group, under which the Corporation grants certain rights to the other companies in the Marconi Group to use certain intellectual property rights owned by the Corporation;

                  - Deed of Variation among the Corporation, Marconi Communications Limited, Marconi Communications S.p.A. and Marconi Communications GmbH, pursuant to which the parties thereto amend the research and development cost sharing agreement under which they agreed to share the costs and risks of research and development services or activities in return for certain licences to exploit technology that would be produced by such services or activities; and

                  - Subordination and Intercreditor Agreement among Liberty Funding, L.L.C. (as SENIOR LENDER), The Law Debenture Trust Corporation p.l.c. as Security Trustee and the Corporation, relating to the Loan Agreement between the Senior Lender and the Corporation.

(5) Each of the directors has reviewed the current drafts of the Agreements.

IT IS THEREFORE:

RESOLVED, that the Agreements, the execution, delivery and performance of the Agreements by the Corporation and each transaction effected or to be effected pursuant to the terms and conditions of the Agreements be, and hereby are, authorized and approved, and that Patricia A. Hoffman, Glenn R Hacker, Mary Skelly, Charles Shepherd, William Johnson, Chris Holden, Craig Donaldson and Kevin Smith (collectively, the AUTHORIZED SIGNATORIES) be, and each hereby is, acting individually, authorized and empowered on behalf and in the name of the Corporation, to negotiate, execute, deliver and perform the Agreements substantially in the form of the drafts of the Agreements presented to the directors, with such changes as any Authorized Signatory shall approve, and that any Authorized Signatory's execution or signing, on the Corporation's behalf, of the Agreements shall be conclusive evidence of his or her approval of the Agreements in the form so executed or signed and of any changes they contain and of the authorization and ratification by this board of directors of the Agreements in the forms so executed or signed, and that any and all prior acts done or purported to be done by any Authorized Signatory in connection with the Agreements or the transactions contemplated therein are hereby ratified and confirmed.

RESOLVED, that references to Miranda Communications, Inc. in the resolutions duly adopted by the board of directors of the Corporation by unanimous written consent dated March 24, 2003 (the MARCH RESOLUTIONS) (attached as Schedule 1) shall be read as Marconi Communications, Inc., and that the term Miranda in the March Resolutions shall be read as Marconi.

RESOLVED, that the Authorized Signatories, in order to carry out and effectuate the full purposes of the foregoing resolution, be, and each hereby is, acting individually, authorized to take all such further actions, execute or sign such additional agreements, certificates, instruments and documents in such form as the Authorized Signatory executing the same shall approve, and to pay all such fees and expenses as any Authorized Signatory, acting individually, may deem necessary or desirable, and that any Authorized Signatory's execution or signing, on the Corporation's behalf, of any such agreement, certificate, instrument or other document shall be conclusive evidence of his or her approval and of its authorization and ratification by this board of directors.

2.       US RINGFENCING

BACKGROUND:

(1) An approval paper for the US Ringfencing has been presented to and considered by the board of directors of the Corporation. The US Ringfencing is a component of the restructuring of Plc and Corp. The overall purpose and effect of the US Ringfencing is to contractually separate or "ringfence" the US Core Businesses (i.e. the BBRS Buisness, the North American Access Business and the Outside Plant and Power Business) which are held in subsidiaries of the Corporation from the rest of the Marconi Group.

(2) The following documents have been presented to and considered by the board of directors of the Corporation:

         (a) a draft Relationship Agreement to be entered into between Corp and the Corporation (the RELATIONSHIP AGREEMENT) that deals with services and cost allocations that cross the "ringfence";

         (b)      various draft Confirmations (the CONFIRMATIONS) as set out in
                  Schedule 1 to be entered into by the Corporation pursuant to the Relationship Agreement; and

         (c) a draft Inter Company Terms and Conditions for the sale of equipment and software supply and support services across the "ringfence" (the INTER COMPANY TS&CS) to be entered into by the Corporation.

The Relationship Agreement, the Confirmations and the Inter Company ts&cs seek to ensure that services and cost allocations that cross the "ringfence" are provided and apportioned on an arm's length basis so as to comply with the terms of the Notes.

(3) Accordingly, the board of directors of the Corporation has determined that it is in the best interests of the Corporation to enter into the Relationship Agreement, the Confirmation and the Inter Company ts&cs (the Documents) and to carry out the transactions set forth therein.

(4)      Each of the directors has reviewed the current drafts of the Documents.

IT IS THEREFORE:

RESOLVED, that the Documents, the execution, delivery and performance of the Documents by the Corporation and each transaction effected or to be effected pursuant to the terms and conditions of the Documents be, and hereby are, authorized and approved, and that Mary Skelly, Charles Shepherd, William Johnson, Chris Holden, Craig Donaldson and Kevin Smith (collectively, the US RINGFENCING AUTHORIZED SIGNATORIES) be, and each hereby is, acting individually, authorized and empowered on behalf and in the name of the Corporation, to negotiate, execute, deliver and perform the Documents substantially in the form of the drafts of the Documents presented to the directors, with such changes as any US Ringfencing Authorized Signatory shall approve, and that any US Ringfencing Authorized Signatory's execution or signing, on the Corporation's behalf, of the Documents shall be conclusive evidence of his or her approval of the Documents in the form so executed or signed and of any changes they contain and of the authorization and ratification by this board of directors of the Documents in the forms so executed or signed, and that any and all prior acts done or purported to be done by any US Ringfencing Authorized Signatory in connection with the Documents or the transactions contemplated therein are hereby ratified and confirmed.

RESOLVED, that the US Ringfencing Authorized Signatories, in order to carry out and effectuate the full purposes of the foregoing resolution, be, and each hereby is, acting individually, authorized to take all such further actions, execute or sign such additional agreements, certificates, instruments and documents in such form as the US Ringfencing Authorized Signatory executing the same shall approve, and to pay all such fees and expenses as any US Ringfencing Authorized Signatory, acting individually, may deem necessary or desirable, and that any US Ringfencing Authorized Signatory's execution or signing, on the Corporation's behalf, of any such agreement, certificate, instrument or other document shall be conclusive evidence of his or her approval and of its authorization and ratification by this board of directors.

RESOLVED, that the Secretary of the Corporation is hereby authorized to certify to the names of the current officers of this Corporation and other persons authorized to sign for it (including, without limitation, persons to whom such officers or authorized persons have delegated their authority) and the offices respectively held by them, if any, together with specimens of their signatures, and in case of any change of a holder of an office or of an authorized person, the fact of such change and the name of the new officer or authorized person, and the office held by such person, together with a specimen of such person's signature; and each of the Senior Note Trustee and the Junior Note Trustee be, and each of them is, authorized to honor any notices, agreements or other documents signed by a person in respect of whom it has received any such certificate.

RESOLVED, that the secretary of the Corporation is directed to file this consent and these resolutions in the minute book of the Corporation.

This consent may be executed in one or more counterparts, all of which taken together, shall constitute a single executed original.

Dated as of May 15, 2003.

___________________________GLENN R. HACKER

___________________________PATRICIA A. HOFFMAN

                                   SCHEDULE 1

1. Confirmation between the Company as Service Provider and Receiving Entity and Marconi Inc, as Service Provider and Receiving Entity.

2. Confirmation between the Company as Service Provider and Receiving Entity and Greensboro Associates Inc. as Service Provider and Receiving Entity.

3. Confirmation between the Company as Service Provider and Receiving Entity and Metapath Software International Inc. as Service Provider and Receiving Entity.

4. Confirmation between the Company as Service Provider and Marconi Acquistion Corporation as Receiving Entity.

5. Confirmation between the Company as Service Provider and Regents Place Inc. as Receiving Entity.

6. Confirmation between the Company as Service Provider and Systems Management Specialists, Inc. as Receiving Entity.